2Q16 Earnings Presentation Augus t 1 , 2016

U Forward-Looking Statements We make forward-looking statements in this presentation that are subject to risks, uncertainties and assumptions. All statements other than statements of historical fact included in this presentation are forward-looking statements. You can identify forward-looking statements by the fact that they do not relate strictly to historical facts. These statements may include words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” “project,” “goal,” “intend” or “continue,” the negative of these terms and other comparable terminology or expressions. These forward-looking statements may include projections of our future financial or operating performance, our anticipated growth strategies, anticipated trends in our business and other future events or circumstances. These statements are based on our current expectations and projections about future events and may prove to be inaccurate. Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of future events. Forward-looking statements depend on assumptions, data or methods which may prove to be incorrect or imprecise and may prove to be inaccurate. We do not guarantee that the transactions and events described in any forward-looking statements will happen as described (or that they will happen at all). The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: economic changes, either nationally or in the markets in which we operate, including declines in employment, volatility of mortgage interest rates, declines in consumer sentiment and an increase in inflation; downturns in the homebuilding industry, either nationally or in the markets in which we operate; continued volatility and uncertainty in the credit markets and broader financial markets; the operating performance of our business; changes in our business and investment strategy; availability of land to acquire and our ability to acquire land on favorable terms or at all; availability, terms and deployment of capital; disruptions in the availability of mortgage financing or increases in the number of foreclosures in our markets; shortages of or increased prices for labor, land or raw materials used in housing construction; delays or restrictions in land development or home construction, or reduced consumer demand resulting from adverse weather and geological conditions or other events outside our control; the cost and availability of insurance and surety bonds; changes in, or the failure or inability to comply with, governmental laws and regulations; the timing of receipt of regulatory approvals and the opening of communities; the degree and nature of our competition; our leverage and debt service obligations; our future operating expenses, which may increase disproportionately to our revenue; our ability to achieve operational efficiencies with future revenue growth; our relationship, and actual and potential conflicts of interest, with PICO, which owns a majority economic interest in UCP, LLC; and availability of, and our ability to retain, qualified personnel. For a further discussion of these and other factors, see the “Risk Factors” disclosed in our Annual Report on Form 10-K for the year ended December 31, 2015, which is filed with the Securities and Exchange Commission. In light of these risks and uncertainties, the forward- looking statements discussed in this presentation might not occur. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this presentation. While forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance, and our actual results could differ materially from those expressed in any forward-looking statement. We disclaim any obligation to publicly update or revise any forward- looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes, except as required by law. 2

Continued Progress on Objectives

1 Momentum
2Q16 Compared to 2Q15

- Homebuilding Revenue +60%
- Homes Delivered +28%
- Net New Home Orders +11%
- Backlog Value +33%

2 Discipline
2Q16 Compared to 2Q15

- HB Gross Margin +110 bps
- Adj. HB Gross Margin[1] +170 bps
- SG&A % Revenue -540 bps

3 Transformation

- 4 Straight Qtrs of Profitability
- Actively Managing Inventory
- Focused on Improving ROE

Initiated $5.0 million stock repurchase program[2] representing ~9%[3] of outstanding Class A stock

(1) Adjusted homebuilding gross margin is a non-GAAP financial measure. The most directly comparable U.S. GAAP financial measure is homebuilding gross margin. A discussion of adjusted homebuilding gross margin is included in the Appendix hereto, as well as a reconciliation between homebuilding gross margin and adjusted homebuilding gross margin.
(2) There is no guarantee or representation that UCP will repurchase the full $5.0 million of repurchases authorized under the program. The timing and amount of any repurchases will be at UCP's discretion and will be subject to prevailing market conditions and other considerations, including UCP's liquidity, the terms of its debt instruments, planned land investment and development spending, acquisition and other investment opportunities and ongoing capital requirements.
(3) Based on a closing stock price of $7.19 per class A common share on June 3, 2016.

UCP

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Momentum Highlights • Total consolidated revenue grew 51.4% to $82.8 million • Homebuilding revenue increased 60.3% to $81.4 million • Homes delivered grew 27.9% to 197 homes • Average home sales price increased 25.2% to $413,000 • Net new home orders grew 11.2% to 229 • Unit backlog increased 23.7% to 339 • Backlog, on a dollar basis, increased 33.2% to $149.3 million 2Q16 Compared to 2Q15 4 Revenue Homes Delivered/ ASP New Home Orders/ Backlog

U $330 $413 2Q15 2Q16 ASP ($000) 2016 Homebuilding Revenue Homebuilding Revenue Homes Delivered Average Selling Price Mix of Homes Delivered by Region Homes Delivered $360k $370k 5 $50.8 $81.4 2Q15 2Q16 Homebuilding Revenue ($MM) 154 197 2Q15 2Q16 Homes Delivered Central Valley 27% SF Bay Area 26% Pacific Northwest 18% Southern CA 1% Southeast 28%

U Markets, New Orders & Backlog UCP Homebuilding Markets Net New Home Orders Land Inventory by Region $360k $370k 6 Southeast Southern California Central Valley Pacific Northwest UCP Note: ‘Land inventory’ denotes owned & controlled lots as of June 30, 2016. Homes in Backlog SF Bay Area 274 339 2Q15 2Q16 206 229 2Q15 2Q16 West 79% Southeast 21% 4,359 Lots 1,188 Lots

Discipline Highlights • Homebuilding gross margin increased 110 bps to 18.2% • Adjusted homebuilding gross margin1 increased 170 bps to 20.7% • Incentives decreased to 1.8% from 2.4% of homebuilding revenue • SG&A as a percentage of total revenue improved to 14.4%, compared to 19.8% • G&A up $0.8 million to support HB Revenue up $30.6 million 2Q16 Compared to 2Q15 7 (1) Adjusted homebuilding gross margin is a non-GAAP financial measure. The most directly comparable U.S. GAAP financial measure is homebuilding gross margin. A discussion of adjusted homebuilding gross margin is included in the Appendix hereto, as well as a reconciliation between homebuilding gross margin and adjusted homebuilding gross margin. Gross Margin SG&A

Gross Margin Expansion



Homebuilding Gross Margin



+110 bps
17.1%
18.2%
2Q15
2Q16

Adj. Homebuilding Gross Margin[1]



+170 bps
19.0%
20.7%
2Q15
2Q16

Highlights

- Disciplined and strengthened margin profile
- 2Q16 homebuilding gross margin up 110 basis points year-over-year
- 2Q16 adjusted homebuilding gross margin[1] up 170 basis points year-over-year
- Favorable shift in product mix of the homes sold
- Ongoing cost savings initiatives
- Exiting the Bakersfield, California market

UCP

(1) Adjusted homebuilding gross margin is a non-GAAP financial measure. The most directly comparable U.S. GAAP financial measure is homebuilding gross margin. A discussion of adjusted homebuilding gross margin is included in the Appendix hereto, as well as a reconciliation between homebuilding gross margin and adjusted homebuilding gross margin.

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U SG&A Improvement 9 Sales & Marketing as % of Total Revenue G&A as % of Total Revenue Highlights  2Q16 SG&A as a percent of total revenue improved 540 bps to 14.4%  Disciplined control of overhead expenses continues to enhance our performance  More efficient cost base to leverage rising revenue and deliveries 11.8% 8.7% 2Q15 2Q16 8.0% 5.6% 2Q15 2Q16 -310 bps -240 bps

Transformation Highlights • Net income increased to $1.8 million • EPS attributable to Class A common stock increased to $0.09 • Monetizing land position through organic revenue growth • Total lots owned and controlled of 5,547 • Prudently managing land inventory • Purchased 21,065 shares of Class A common stock for $160,000 under new $5 million stock repurchase program1 • Striving to expand return on equity and assets 2Q16 Compared to 2Q15 10 ROE Land Inventory Net Income (1) There is no guarantee or representation that UCP will repurchase the full $4.8 million of repurchases remaining under the program. The timing and amount of any additional repurchases will be at UCP’s discretion and will be subject to prevailing market conditions and other considerations, including UCP’s liquidity, the terms of its debt instruments, planned land investment and development spending, acquisition and other investment opportunities and ongoing capital requirements.

Balance Sheet Strength

Disciplined approach to managing leverage by managing inventory
Significant increase in interest coverage improves credit profile

($ in millions, except where noted)	Jun 30, 2016	Mar 31, 2016	Dec 31, 2015
Cash	$ 32.8	$ 29.8	$ 39.8
Real Estate Inventory	$374.4	$371.6	$361.0
Debt	$162.7	$158.6	$156.0
Equity	$214.8	$217.8	$217.4
Debt-to-Capital	**43.1%**	**42.1%**	**41.8%**
Net Debt-to-Capital[1]	**40.3%**	**39.8%**	**37.6%**
Net Income before tax	**$ 13.7**	**$ 10.3**	**$ 5.9**
Interest Expense	$ 7.1	$ 6.2	$ 5.6
EBIT	$ 20.8	$ 16.5	$ 11.4
Interest Incurred	$ 12.3	$ 11.9	$ 11.6
Interest Coverage[2,3]	**1.7 times**	**1.4 times**	**1.0 times**

(1) The ratio of net-debt-to-capital is a non-GAAP financial measure. The most directly comparable U.S. GAAP financial measure is the ratio of debt-to-capital. We believe that our leverage ratios provide useful information to the users of our financial statements regarding our financial position and cash and debt management. A discussion of net-debt-to-capital is included in the Appendix hereto, as well as a reconciliation between net-debt-to-capital and debt-to-capital.

(2) Interest coverage is computed using EBIT, a non-GAAP financial measure. EBIT is computed from U.S. GAAP pre-taxable income by adding back interest expense. The interest coverage ratio is calculated by comparing EBIT to interest expensed.

(3) Interest coverage calculated on a last twelve months' basis.

UCP

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U Building on Strong Track Record of Growth $360k $370k 12  Strong growth track record  Growing home deliveries and revenue to expected record highs in 2016  Scalable corporate infrastructure in place to support growth and ROE  Unit backlog growth of 23.7% to 339 (2Q16 compared to 2Q15) $155 $253 ~ ~$325 2014 2015 2016E Homebuilding Revenue ($MM)

U Financial Summary 13 (1) Adjusted homebuilding gross margin is a non-GAAP financial measure. The most directly comparable U.S. GAAP financial measure is homebuilding gross margin. A discussion of adjusted homebuilding gross margin is included in the Appendix hereto, as well as a reconciliation between homebuilding gross margin and adjusted homebuilding gross margin.

U Appendix – Gross Margin and Adj. Gross Margin Reconciliation 14 (1) Adjusted homebuilding gross margin percentage is a non-GAAP financial measure. The most directly comparable U.S. GAAP financial measure is homebuilding gross margin. Adjusted gross margin is defined as gross margin plus capitalized interest, impairment and abandonment charges. We use adjusted gross margin information as a supplemental measure when evaluating our operating performance. We believe this information is meaningful, because it isolates the impact that leverage and non-cash impairment and abandonment charges have on gross margin. However, because adjusted gross margin information excludes interest expense and impairment and abandonment charges, all of which have real economic effects and could materially impact our results, the utility of adjusted gross margin information as a measure of our operating performance is limited. In addition, other companies may not calculate adjusted gross margin information in the same manner that we do. Accordingly, adjusted gross margin information should be considered only as a supplement to gross margin information as a measure of our performance. The table above provides a reconciliation of adjusted gross margin numbers to the most comparable U.S. GAAP financial measure. .

U Appendix – Ratio of Net Debt to Capital 15 (1) The ratio of net debt-to-capital is a non-GAAP financial measure. The most directly comparable U.S. GAAP financial measure is the ratio of debt-to-capital. We believe that our leverage ratios provide useful information to the users of our financial statements regarding our financial position and cash and debt management. The ratio of net debt-to-capital is computed as the quotient obtained by dividing net debt (which is debt less unrestricted cash and cash equivalents) by the sum of net debt plus stockholders’ and member's equity. We believe the ratio of net debt-to-capital is a relevant financial measure for investors to understand the leverage employed in our operations and as an indicator of our ability to obtain financing. We reconcile this non-GAAP financial measure to the ratio of debt-to-capital in the table above. In addition, other issuers or issuers in other industries may not calculate net debt-to-capital ratio in the same manner that we do. Accordingly, the net debt-to-capital ratio should be considered only as a supplement to the ratio of debt-to-capital information as a measure of our financial leverage.

U Appendix – EBIT 16 (1) EBIT (“earnings before interest & tax”) is a non-GAAP financial measure. The most directly comparable U.S. GAAP financial measure is net income before taxes. EBIT is computed from U.S. GAAP pre-taxable income by adding back interest expense. We believe that EBIT provides useful information to the users of our financial statements regarding our operating profitability. We reconcile this non-GAAP financial measure to net income before taxes, based on the last twelve months, in the table above. In addition, other issuers or issuers in other industries may not calculate EBIT in the same manner that we do. Accordingly, EBIT should be considered only as a supplement to the net income before taxes as a measure of our operating profitability. (2) Interest coverage is computed using EBIT, a non-GAAP financial measure. The interest coverage ratio is calculated by comparing EBIT to interest expensed. We believe that interest coverage ratio is a relevant financial measure for investors to understand our debt and profitability of our operations and as an indicator of our ability to pay interest on our debt.